UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2010 (February 8, 2010)

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices) (Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangements of a Registrant.

Effective as of February 8, 2010, KAR Auction Services, Inc. (the “Company”) and Automotive Finance Canada Inc. (“AFCI”), a subsidiary of the Company, entered into a Receivables Purchase Agreement (the “Agreement”) with BNY Trust Company of Canada, in its capacity as trustee of Precision Trust, by its Securitization Agent, BMO Nesbitt Burns Inc.

This securitization facility will provide up to CAD$75.0 million in financing for eligible accounts receivable. On the effective date of the Agreement, AFCI sold an undivided ownership interest in certain of its current and future receivables to the trust. The transaction generated approximately $56.6 million in net proceeds and half of the net proceeds were used to make a prepayment on the Company’s Term Loan B debt in accordance with the terms of the Company’s senior secured credit agreement.

The Agreement allows for the revolving sale by AFCI to the trust, a Canadian multi-seller conduit, of up to a maximum of CAD$75.0 million in undivided interests in certain eligible finance receivables. The agreement expires on April 20, 2012.

The outstanding receivables sold, the retained interests in receivables sold and a cash reserve of 1 or 3 percent of total sold receivables serve as security for the receivables that have been sold to the trust. The amount of the cash reserve depends on circumstances which are set forth in the Agreement. After the occurrence of a termination event, as defined in the Agreement, the trust may, and could, look to the liquidation of the receivables under the transaction documents as its primary remedy. Termination events, as defined in the Agreement include, among other things, breaches of representations and warranties, failures to perform covenants and other obligations as seller or servicer, violation of financial covenants related to AFCI, its direct parent, Automotive Finance Corporation (“AFC”), or the Company, defaults in payment of other indebtedness of the Company or AFC, violation of certain covenants related to the performance of the receivables portfolio, the occurrence of a material adverse change in the collectibility of the receivables or the business, operations, property or financial condition of AFCI or the Company, certain changes in control of AFCI or AFC, and certain bankruptcy events with respect to AFCI.

Proceeds from the revolving sale of receivables to the trust are used to fund loans to automotive dealers in Canada. AFCI must maintain certain financial covenants including, among others, limits on the amount of debt AFCI can incur, minimum levels of tangible net worth, and other covenants tied to the performance of the finance receivables portfolio. The securitization agreement also incorporates certain financial covenants contained in the Company’s senior secured credit agreement.

AFCI will act as servicer of the receivables portfolio and will be responsible for collecting the amounts outstanding. The Company has agreed to guaranty the performance of AFCI’s obligations as servicer on the terms and conditions set forth in the Agreement.

BMO Nesbitt Burns Inc. or certain of its affiliates (“BMO”):

•	acts as the purchasing agent for the U.S. securitization of Automotive Finance Corporation, a subsidiary of the Company;

•	was an underwriter in the initial public offering of the Company’s common stock (the “IPO”); and

•	has, from time to time, performed, and may in the future perform various commercial banking and other services for the Company and its affiliates.

BMO received or will receive customary fees and expenses for its services in the various capacities described above.

The above description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending on December 31, 2009.

On February 12, 2010, the Company issued a press release relating to the Company and AFCI’s entry into the Agreement. A copy of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated February 12, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 12, 2010	KAR AUCTION SERVICES, INC.

	By:	/S/ ERIC M. LOUGHMILLER
Eric M. Loughmiller
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated February 12, 2010